Exhibit G


          Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the statement to which this Exhibit is attached is filed on his or her behalf.





Date:  March  8  , 1995       /s/Leon Riebman
                              Leon Riebman



Date:  March  8  , 1995       /s/Claire E. Riebman
                              Claire E. Riebman